Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc. Names Matthew Reddy as Chief Financial Officer

Virginia Beach, VA –January 31, 2018 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, today reported that effectively immediately, the Board of Directors named Matthew Reddy as Chief Financial Officer.

Mr. Reddy is a certified public accountant and has been with the Company since June 2015 as Chief Accounting Officer. Prior to joining Wheeler, Mr. Reddy was the Assistant Vice President of Online Products at Liberty Tax Service. While employed at Liberty, Mr. Reddy was also employed as Director of Finance from 2011 to 2014, and Manager of Financial Reporting from 2008 to 2011. Prior to joining Liberty, Mr. Reddy worked at KPMG LLP as a Senior Auditor.

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

CONTACT:
Wheeler Real Estate Investment Trust, Inc.
Laura Nguyen
Director of Investor Relations
(757) 627-9088
laura@whlr.us